Exhibit 10.1

Juan Luciano Chair of the Board, President and Chief Executive Officer 77 W. Wacker Drive - Suite 4600 Chicago, Illinois 60601 312-634-8100

July 17, 2026

Jeffrey Rowe

Via E-mail

Subject: Job Offer: Executive Vice President, Chief Operating Officer

Dear Jeff:

I am delighted to offer you the position of Executive Vice President, Chief Operating Officer, Archer Daniels Midland Company (“ADM”), located at ADM’s global headquarters and reporting to me. On behalf of the Board of Directors, we are delighted to welcome you to ADM and are confident in the value you will drive for customers, shareholders and our colleagues. Your first date of employment will be Monday, August 17, 2026.

Please find below a summary of the compensation, benefits package and onboarding requirements applicable to this role.

•	Annual Base Salary: $1,200,000

Your annual salary will be paid on a semi-monthly basis, generally on the 15th and last day of each month by close of business, or sooner as determined by state law, subject to all applicable withholding taxes. You will receive your base salary through direct deposit, if elected.

•	Short-Term Incentive Target (Annual Cash Bonus): 175% of annual base salary

Based on your position, you will be eligible to participate in ADM’s Performance Incentive Plan (PIP). Your annual cash bonus under this plan is determined based upon the achievement of pre-established company-wide financial and performance goals (75%) and your individual performance (25%), as determined by the Compensation and Succession Committee (the “Committee”) of the ADM Board of Directors. You will also be required to complete compliance training and must be employed by ADM on the payment date to be eligible for any payout.

Under the current PIP, your target annual bonus opportunity will be $2,100,000. Depending on company results and your performance, your actual bonus could range from $0.00 to a maximum of $4,200,000.

For 2026, you will participate in the PIP on a pro-rata basis based upon your hire date. 2026 performance goals are based on ADM’s adjusted EBITDA and adjusted Free Cash Flow. Your 2026 pro-rated cash bonus will be determined based on the higher of (a) target level 2026 company and individual performance or (b) actual 2026 performance, and will be paid in the first quarter of 2027; provided, however, that in the event you are terminated without “Cause” (as defined in ADM’s 2020 Incentive Compensation Plan (the “2020 Plan”)) prior to such payment date, ADM will pay you your 2026 pro-rated cash bonus based on target 2026 company and individual performance within 30 days of such termination.

•	Long-Term Incentive Target (Equity): $12,500,000

Your annual target equity award opportunity will be $12,500,000. The form of the annual award is determined each year by the Committee, and currently is granted in the form of 60% Performance Share Units (“PSUs”), vesting based upon company performance at the end of the 3-year performance period, and 40% Restricted Stock Units (“RSUs”), vesting one-third each year on the grant date anniversary.

•	Target Total Annual Compensation Summary

Base salary	$1,200,000
Annual cash bonus target	$2,100,000
Equity target	$12,500,000
Total annual compensation at target	$15,800,000

•	One-Time Make-Whole Cash Bonus

ADM will pay you $2,200,000 in January 2027 to make up the bonus you will forego from your previous employer, subject to all applicable withholding taxes, provided you remain employed by ADM on the payment date, or your employment was terminated without Cause or you terminate your employment for “Good Reason” (as defined in the 2020 Plan) prior to such date.

•	One-Time Make-Whole Award for Unvested Long-Term Incentive Grants

Subject to approval by the Committee, you will be granted effective as of your hire date an award of RSUs with a value of $16,690,000, vesting in two tranches: (i) 40% at 5 months from grant date, and (ii) 60% at 17 months from grant date, subject to you remaining employed by ADM on each respective vesting date. This amount is intended to make up the long-term incentive value that would have vested by the end of 2027 at your previous employer. In the event you are terminated without Cause, or you terminate your employment for Good Reason prior to the 17-month anniversary of the grant, the unvested portion of the grant shall accelerate and become fully vested. You will be required to sign an RSU award agreement and the grant is subject to the terms of the 2020 Plan.

•	2026 Long-Term Incentive Grant

Subject to approval by the Committee, you will be granted effective as of your hire date a long-term incentive award with a value of $11,100,000 in the form of 60% PSUs based on the company’s 2026-2028 performance period and vesting in February 2029, and 40% RSUs, vesting one-third each year over a 3-year period on the grant date anniversary. You will be required to sign award agreements and these grants are subject to the terms of the 2020 Plan.

•	Relocation Benefits

You will be eligible to receive relocation benefits per ADM’s relocation policy. Relocation benefits include, among other things, interim living while you relocate, participation in a home sale program, and assistance to locate a new residence and professional packing and shipment of household goods. In the event you voluntarily resign your employment within 24 months following your hire date, certain relocation expenses may be subject to repayment in accordance with the terms of the policy.

•	Benefits for Senior Executives

You will be offered the same benefits and perquisites available to other similarly situated senior executives of ADM. ADM offers a competitive benefit package that includes: a cash balance pension plan, 401(k) plan, medical, dental, vision, life and disability insurance, and vacation time. The Committee has adopted severance guidelines that may be provided to senior executives. The guidelines would currently provide payment to you of two times your annualized base salary and target annual cash bonus, subject to entering into a comprehensive separation and release of claims agreement, in the event of a termination without Cause.

•	Onboarding Requirements

This offer is contingent upon your successful completion of ADM’s pre-employment process, including verification of your eligibility to work in the United States. Your background check was successfully completed. Acceptance of this offer obligates you to complete a set of required trainings so that you learn the values of our company and do not inadvertently put yourself or the company at risk of violating policies, competition laws or data security practices. This training needs to be completed within the first few days of your hire date. You represent that you are not bound by any employment contract, restrictive covenant or other restrictions preventing you from entering into employment with or fulfilling your responsibilities at ADM.

If you accept this offer, you will become an at-will employee of ADM. This means that your employment with ADM will have no specific or definite term, and that either you or ADM may terminate the relationship at any time for any reason, or no reason at all, and with or without cause or notice. This letter constitutes the sole understanding between you and ADM concerning your employment with ADM and does not constitute a guarantee of employment. Your at-will employment relationship with ADM may be modified only by a written agreement signed by the Chief People Officer.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable ADM plans, programs and policies, for example but not limited to stock ownership guidelines, Code of Conduct, etc. Nothing in this letter in any way limits our right to amend or terminate those plans, programs or policies.

Jeff, we are excited you will be joining Team ADM and are confident that your leadership will add tremendous value.

Best regards,

/s/ Juan Luciano
Juan Luciano
Chair of the Board, President and Chief Executive Officer

/s/ Jeffrey Rowe Accepted by Jeffrey Rowe

7/18/2026 Acceptance Date